                      SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)


                         OAO Technology Solutions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  67082B 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 22, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Safeguard Scientifics, Inc.
     23-1609753
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Pennsylvania
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO
________________________________________________________________________________

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Safeguard Scientifics (Delaware), Inc.
     51-0291171
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO
________________________________________________________________________________

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Safeguard Delaware, Inc.
     52-2081181
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO
________________________________________________________________________________

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Safeguard 97 Capital L.P.
     52-2080802
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN
________________________________________________________________________________

________________________________________________________________________________
Item 1(a).  Name of Issuer:

            OAO Technology Solutions, Inc.
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            7500 Greenway Center Drive
            16th Floor
            Greenbelt, MD 20770
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

            (1)  Safeguard Scientifics, Inc.
            (2)  Safeguard Scientifics (Delaware), Inc.
            (3)  Safeguard Delaware, Inc.
            (4)  Safeguard 97 Capital, L.P.
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office:

            (1)  800 The Safeguard Building
                 435 Devon Park Drive
                 Wayne, PA 19087-1945

            (2)  103 Springer Building
                 3411 Silverside Road
                 Wilmington, DE 19803

            (3)  103 Springer Building
                 3411 Silverside Road
                 Wilmington, DE 19803

            (4)  103 Springer Building
                 3411 Silverside Road
                 Wilmington, DE 19803
________________________________________________________________________________
Item 2(c).  Citizenship:

            (1)  Pennsylvania
            (2)  Delaware
            (3)  Delaware
            (4)  Delaware
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

            Common Stock, $.01 par value per share
________________________________________________________________________________
Item 2(e).  CUSIP Number:

            67082B 10 5
________________________________________________________________________________
Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act;

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c)  [_]  Insurance  Company as defined in Section 3(a)(19) of the Exchange
               Act;

     (d) [_] Investment Company registered under Section 8 of the Investment Company Act of 1940;

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(F);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (i)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.  Ownership:

     (a)  Amount Beneficially Owned:

          0 shares of common stock

     (b)  Percent of Class:

          0

     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:
                0

          (ii)  shared power to vote or to direct the vote:
                0

          (iii) sole power to dispose or to direct the disposition of:
                0

          (iv)  shared power to dispose or to direct the disposition of:
                0


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

         On October 22, 2001, Terrapin Partners Subsidiary LLC acquired all 5,729,356 shares of common stock of OAO Technology Solutions, Inc. owned by reporting persons in exchange for $9,453,437 in cash and $2,006,000 of convertible preferred stock of Terrapin Partners.
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:

         Not applicable
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         Not applicable
________________________________________________________________________________
Item 8.  Identification  and  Classification  of Members of the Group:

         Safeguard Scientifics, Inc., Safeguard Delaware, Inc., Safeguard Scientifics (Delaware), Inc. and Safeguard 97 Capital L.P. are members of a group for purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group:

         Not applicable
________________________________________________________________________________
Item 10. Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. In executing this statement, the undersigned agree, to the extent required by Rule 13d-1(k)(1)(iii), that this statement is being filed jointly on behalf on each of the Reporting Persons herein.

                                   SAFEGUARD SCIENTIFICS, INC.

                                   By:   /s/ N. Jeffrey Klauder
                                      ---------------------------------------
                                         N. Jeffrey Klauder
                                         Executive Vice President and
                                         General Counsel
Dated: November 6, 2001

                                   SAFEGUARD SCIENTIFICS (DELAWARE), INC.

                                   By:   /s/ N. Jeffrey Klauder
                                      ---------------------------------------
                                         N. Jeffrey Klauder
                                         Vice President
Dated: November 6, 2001

                                   SAFEGUARD DELAWARE, INC.

                                   By:   /s/ N. Jeffrey Klauder
                                      ---------------------------------------
                                         N. Jeffrey Klauder
                                         Vice President
Dated: November 6, 2001

                                   SAFEGUARD 97 CAPITAL L.P.,
                                   BY SAFEGUARD DELAWARE, INC.,
                                   its general partners

                                   By:   /s/ N. Jeffrey Klauder
                                      ---------------------------------------
                                         N. Jeffrey Klauder
                                         Vice President
Dated: November 6, 2001